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Tel: 1.416.246.9997 Fax: 1.905.415.0332 www.kalloinc.ca

Exhibit 99.1

KĀLLO’S EMCURX CONFERRED STATUS OF
“OFFICIAL EMR PEDIATRICS SECTION, OMA”

TORONTO, Ont. (November 19, 2012) – At the recently held Practical Pediatrics Ontario Conference on November 9th and 10th, Kallo introduced EMCURx PEMR, an electronic medical record system that was specially customized for pediatric practices and work flows, and recommended by the Pediatrics Section, Ontario Medical Association (OMA) as the EMR of choice that Ontario Pediatricians should strongly consider for their practices.

“Though Ontario is the largest market in Canada for EMR, pediatricians in this province have been neglected, and forced to work with paper records or EMRs unsuitable for pediatric use. Over the past six months, Kallo’s EMCURx-PEMR has been customized in consultation with the Pediatric Section, OMA.” says Vince Leitao, President and COO of Kallo Inc. “Our development team has visited numerous pediatric clinics and talked to nurses, clinic administrators and pediatricians. In consultation with these healthcare providers, we have created a specialty product for specialists. We are delighted to continue to work with the Pediatric Section, OMA and provide an innovative and better product to our Pediatricians”

Dr. Hirotaka Yamashiro, Chair of the Pediatrics Section, OMA, noted that most current EMR offerings available to Ontario Pediatricians did not work well for pediatricians’ unique needs.

Dr Yamashiro said, “As natural leaders in excellent health care for children and youth, we approached many vendors to create an EMR that spoke to the needs of pediatricians, and were excited when Kallo stepped up to the plate and delivered this product. We anticipate that as pediatricians adopt and use this EMR, further improvements will be made to make this the best pediatrician friendly EMR product ever brought to market, and look forward to engaging Kallo’s development team to reach this goal.”

There are approximately 1200 pediatricians in Ontario, and until now many were hesitant to adopt EMR for their practices due to a lack of suitable products.

Kāllo Inc., is a publicly traded company, listed on the OTC markets, (otcmarkets.com) stock symbol KALO.QB

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca